Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On August 9, 2019, Extreme Networks, Inc. (the “Company” or “Extreme”) consummated its acquisition (the “Acquisition”) of all of the outstanding common stock of Aerohive Networks, Inc. (“Aerohive”) pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) entered into as of June 26, 2019.  The Acquisition was accounted for under the acquisition method of accounting for business combinations, with Extreme treated as the acquiring company for accounting purposes.  In conjunction with the Acquisition, the Company entered into an Amended and Restated Credit Agreement (the “2019 Credit Agreement”) which provides for a 5-year first lien term loan facility in an aggregate principal amount of $380 million (the “2019 Term Loan”) and a 5-year revolving loan facility in an aggregate principal amount of $75 million (together “Debt Financing”).  In addition, Extreme may request incremental term loans and/or incremental revolving loan commitments in an aggregate amount not to exceed the sum of $100 million plus an unlimited amount that is subject to pro forma compliance with certain financial tests.

The unaudited pro forma condensed combined balance sheet at June 30, 2019 gives effect to the Acquisition and Debt Financing as if they were consummated on June 30, 2019 and includes all adjustments which give effect to events directly attributable to the Acquisition and Debt Financing and are factually supportable. The unaudited pro forma condensed combined statements of operations for the year ended June 30, 2019 is presented as if the Acquisition and Debt Financing were consummated on July 1, 2018 and include all adjustments which give effect to events directly attributable to the Acquisition and Debt Financing, expected to have a continuing impact and are factually supportable.  The pro forma condensed combined financial statements presented herein are based on the historical financial statements of Extreme and Aerohive after giving effect to the Acquisition and Debt Financing using the acquisition method of accounting and applying the assumptions and adjustments described in the accompanying notes.  The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2019 combine the Company’s audited consolidated statement of operations for the year ended June 30, 2019 with Aerohive’s unaudited quarterly consolidated statements of operations for the year ended June 30, 2019.

The Extreme consolidated balance sheet as of June 30, 2019 was derived from its audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended June 30, 2019, (the “Extreme 10-K”).  The Extreme statement of operations information for the year ended June 30, 2019 was derived from its audited consolidated financial statements included in the Extreme 10-K.

Extreme and Aerohive have different fiscal year ends.  The historical Aerohive consolidated balance sheet as of June 30, 2019 was derived from its unaudited consolidated financial statements included in its Form 10-Q for the three and six-months ended June 30, 2019.  The historical financial information for Aerohive’s statement of operations for the twelve-months ended June 30, 2019, was derived by adding its quarterly unaudited consolidated financial statements for the twelve-months ended June 30, 2019 included in its Form 10-K and Form 10-Q submissions filed with the SEC during these periods.

The Company has not completed a full, detailed valuation analysis necessary to determine the fair values of Aerohive’s identifiable assets acquired and liabilities assumed in the Acquisition.  However, a preliminary valuation analysis was performed as of June 30, 2019, the date on which the Acquisition is deemed to have occurred solely for purposes of preparing the unaudited pro forma condensed combined balance sheet. Accordingly, the unaudited pro forma condensed combined financial statements include only preliminary estimates.  Additional valuation procedures are expected to be performed and any increase or decreases in the fair value of the assets acquired or liabilities assumed until the purchase price allocation is finalized.  The amounts of assets acquired and liabilities assumed in the acquisition accounting will be based on their respective fair values as determined at the time of closing of the Acquisition on August 9, 2019 and may differ significantly from these preliminary estimates.

The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the acquisition.  The unaudited pro forma condensed combined financial statements also do not include any future integration costs.  The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Extreme and Aerohive been a combined company during the specified periods.  The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the historical audited consolidated financial statements of Extreme as of and for the year ended June 30, 2019 included in Extreme’s Form 10-K’s filed with the SEC. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the historical unaudited consolidated financial statements included in Aerohive’s Form 10-Q for the six-months ended June 30, 2019 and the historical audited consolidated financial statements included in Aerohive’s Form 10-K as of and for the year ended December 31, 2018 filed with the SEC.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2019

(in thousands)

	Historical Extreme	Historical Aerohive	Pro Forma Adjustments		Pro Forma Combined

ASSETS
Current assets:
Cash and cash equivalents	$169,607	$36,379	$(263,616)	(a)	$111,557
			169,187	(c)
Marketable securities	-	57,571	-		57,571
Accounts receivable, net	174,414	11,915	-		186,329
Inventories	63,589	14,303	1,385	(l)	79,277
Prepaid expenses and other current assets	34,379	6,763	(3,323)	(e)	37,819
Total current assets	441,989	126,931	(96,367)		472,553
Property and equipment, net	73,554	4,552	(2,253)	(f)	75,853
Right-of-use assets	-	4,066	(4,066)	(i)	-
Intangible assets, net	51,112	-	53,400	(k)	104,512
Goodwill	138,577	513	(513)	(g)	337,304
			198,727	(k)
Other assets	51,642	4,276	1,733	(c)	55,385
			(79)	(d)
			(3,153)	(e)
			(750)	(h)
			1,440	(k)
			276	(l)
Total assets	$756,874	$140,338	$148,395		$1,045,607

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$9,011	$-	$9,061	(c)	$18,072
Accounts payable	65,704	14,061	413	(c)	80,178
Accrued compensation and benefits	51,625	-	6,199	(j)	57,824
Accrued warranty	14,779	-	564	(j)	15,343
Current portion of deferred revenue	144,230	41,532	(5,585)	(m)	180,177
Other accrued liabilities	70,680	7,707	(210)	(c)	78,876
			63	(i)
			(6,578)	(j)
			1,122	(l)
			6,092	(n)
Operating leases	-	1,024	(1,024)	(i)	-
Total current liabilities	356,029	64,324	10,117		430,470
Deferred revenue, less current portion	59,012	40,877	(6,301)	(m)	93,588
Long-term debt , less current portion	169,739	20,000	161,736	(c)	351,475
Deferred income taxes	1,957	-	-		1,957
Operating leases, less current portion	-	3,211	(3,211)	(i)	-
Other long-term liabilities	54,150	1,179	(28)	(d)	54,772
			285	(i)
			(814)	(j)
Total liabilities	640,887	129,591	161,784		932,262

Shareholders’ equity:
Common stock	122	57	(57)	(b)	122
Additional paid-in capital	986,772	301,722	3,530	(a)	990,302
			(301,722)	(b)
Accumulated other comprehensive (loss) income	(2,473)	46	(46)	(b)	(2,473)
Accumulated deficit	(853,434)	(280,494)	(80)	(c)	(859,606)
			280,494	(b)
			(6,092)	(n)
Treasury stock, at cost	(15,000)	(10,584)	10,584	(b)	(15,000)
Total shareholders' equity	115,987	10,747	(13,389)		113,345

Total liabilities and shareholders’ equity	$756,874	$140,338	$148,395		$1,045,607

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended June 30, 2019

(in thousands, except per share amounts)

	Historical Extreme	Historical Aerohive	Pro Forma Adjustments		Pro Forma Combined

Net Revenues:
Product	$747,571	$99,636	$-		$847,207
Service	248,218	50,085	(4,658)	(m)	293,645
Total net revenues	995,789	149,721	(4,658)		1,140,852
Cost of revenues:
Product	346,218	39,128	6,303	(l)	391,649
Service	98,336	14,185	(1,461)	(f)	121,460
			10,400	(k)
Total cost of revenues	444,554	53,313	15,242		513,109
Gross profit:
Product	401,353	60,508	(6,303)		455,558
Service	149,882	35,900	(13,597)		172,185
Total gross profit	551,235	96,408	(19,900)		627,743

Operating expenses:
Research and development	210,132	36,217	(50)	(f)	246,299
Sales and marketing	285,326	57,953	(9)	(f)	343,270
General and administrative	55,623	25,004	(1,875)	(p)	78,625
			(127)	(f)
Acquisition and integration costs	3,444	-	6,810	(o)	9,424
			(830)	(p)
Restructuring charges and related charges, net of reversals	5,090	-	-		5,090
Amortization of intangibles	6,346	-	3,065	(k)	9,411
Total operating expenses	565,961	119,174	6,984		692,119
Loss from operations	(14,726)	(22,766)	(26,884)		(64,376)
Interest income	2,232	1,913	(321)	(q)	3,824
Interest expense	(12,597)	(808)	(80)	(c)	(24,162)
			(10,677)	(q)
Other expense, net	(783)	(1,033)	-		(1,816)
Loss before provision for income tax expense	(25,874)	(22,694)	(37,962)		(86,530)
Provision (benefit) for income tax expense	(21)	228	-		207
Net loss	$(25,853)	$(22,922)	$(37,962)		$(86,737)

Net loss per share:
Basic	$(0.22)				$(0.74)
Diluted	$(0.22)				$(0.74)
Weighted-average common shares used in computing net loss per share:
Basic	117,954				117,954
Diluted	117,954				117,954

See accompanying notes to the unaudited pro forma condensed combined financial statements.

(in thousands, except per share amounts)

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

1. Description of Transaction

On August 9, 2019, Extreme Networks, Inc. (the “Company” or “Extreme”) consummated its acquisition (the “Acquisition”) of all of the outstanding common stock of Aerohive Networks, Inc. (“Aerohive”) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) entered into as of June 26, 2019.  The Acquisition was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations, with Extreme treated as the acquiring company for accounting purposes. In conjunction with the Acquisition, the Company entered into an Amended and Restated Credit Agreement (the “2019 Credit Agreement”) which provides for a 5-year first lien term loan facility in an aggregate principal amount of $380 million (the “2019 Term Loan”) and a 5-year revolving loan facility in an aggregate principal amount of $75 million (together “Debt Financing”).  In addition, Extreme may request incremental term loans and/or incremental revolving loan commitments in an aggregate amount not to exceed the sum of $100 million plus an unlimited amount that is subject to pro forma compliance with certain financial tests.

Under the terms of the Acquisition, the preliminary net consideration to be paid by Extreme to Aerohive stockholders was $267.1 million.

2. Basis of Presentation

The unaudited pro forma combined financial statements were prepared in accordance with U.S. generally accepted accounting principles and pursuant to the rules and regulations of SEC Regulation S-X, present the pro forma financial position and results of operations of the combined companies after giving effect to the Acquisition and the Debt Financing.

The unaudited pro forma condensed combined balance sheet as of June 30, 2019 gives effect to the Acquisition as if it was consummated on June 30, 2019.  The unaudited pro forma condensed combined balance sheet as of June 30, 2019 combined the Company’s audited consolidated balance sheet as of June 30, 2019 with Aerohive’s unaudited condensed consolidated balance sheet as of June 30, 2019.

The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2019 are presented as if the Acquisition was consummated on July 1, 2018.  The pro forma condensed combined financial statements presented herein are based on the historical financial statements of Extreme and Aerohive after giving effect to the Acquisition using the acquisition method of accounting and applying the assumptions and adjustments described in the accompanying notes.  The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2019 combined the Company’s audited consolidated statement of operations with Aerohive’s unaudited quarterly consolidated statements of operations for the year ended June 30, 2019.

The unaudited pro forma combined balance sheet as of June 30, 2019 and the unaudited pro forma combined statement of operations for the year ended June 30, 2019 are presented as if the Debt Financing had occurred on the respective consummation dates as noted above.

The historical consolidated financial statements have been adjusted in the pro forma combined financial statements to give effect to pro forma events that are;

1.	Directly attributable to the business combination and Debt Financing,
2.	Factually supportable and,
3.	With respect to the pro forma combined statements of operations, expected to have a continuing impact on the combined results following the business combination.

The unaudited pro forma combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Extreme and Aerohive been a combined company during the specified periods.

3. Preliminary Purchase Price Allocation

Under the acquisition method of accounting, identifiable assets and liabilities of Aerohive, including identifiable intangible assets, were recorded based on their estimated fair values as of the effective time of the Acquisition.  Goodwill is calculated as the difference between the estimated acquisition consideration and fair values of identifiable net assets acquired.

The estimated acquisition consideration and the preliminary allocation of the estimated acquisition consideration are, in part, based upon a preliminary management valuation, as described below, and the Company’s estimates and assumptions which are subject to change.

Tangible assets and liabilities: The fair value of working capital related items, such as other current assets and accrued liabilities, approximated their book values at the date of acquisition.  Inventories were valued at fair value using the net realizable value approach.  The fair value of the acquired deferred revenue was estimated using the cost build-up approach.

Inventories: Inventories acquired include raw materials and finished goods. The fair value of finished goods has been determined based on the estimated selling price, net of selling costs and a margin on the selling costs.  The fair value of raw materials has been estimated to equal their replacement cost.

Deferred revenues: Deferred revenue acquired primarily represents amounts for deferred subscription or support and maintenance contracts which have not yet fully met revenue recognition criteria. The fair value of the acquired deferred revenue was estimated using the cost build-up approach.

Identifiable intangible assets: Identifiable intangible assets acquired include developed technology, customer relationships, trade names and backlog. The fair value of intangible assets is based on management’s preliminary valuation as if the acquisition occurred on June 30, 2019.  Estimated useful lives (where relevant for the purposes of these unaudited pro forma financial statements) are based on the time periods during which the intangibles are expected to result in incremental cash flows.

•

Developed technology: The intangible assets reflect the estimated value of Aerohive’s developed technology.  The preliminary fair value of developed technology of $40.0 million was determined using the income approach.  The income approach explicitly recognizes that the fair value of an asset is premised upon the expected receipt of future economic benefits such as earnings and cash inflows based on current sales projections and estimated direct costs for each product.  Indications of value are developed by discounting these benefits to their present worth at a discount rate that reflects the current return requirements of the market participants.  The fair value of developed technology was capitalized as of the acquisition date and subsequently will be amortized over the estimated remaining life of the product of four years.

•

Customer relationships: Customer relationships reflect the estimated value of the existing relationships with Aerohive’s current customers.  The preliminary fair value of the customer relationships of $11.4 million was determined using the income approach and the cost replacement approach.  The Company will amortize the customer relationships over an estimated life of seven years.

•

Trade names:  The intangible assets reflect the estimated value of the use of the trade names under which Aerohive sold its networking products.  The preliminary fair value of the Trade names of $1.6 million was determined using the relief from royalty approach.  Under the relief from royalty method, the value of the subject assets is estimated by determining the royalties the Company is relieved from paying because the Company owns the assets.  The Company will amortize the Trade names using the straight-line method over an estimated life of 1.5 years.

•

Backlog: The backlog represents the estimated value of products which have already been sold and are waiting to be manufactured and delivered.  The preliminary fair value of the backlog of $0.4 million was determined using the income approach and amortized to cost of product revenues over the year ended June 30, 2019, for purposes of these pro forma financial statements which represents the anticipated time period in which the backlog would have been fulfilled.

•

Favorable Lease:  The Company assumed a lease for office space in Milpitas California.  The fair value of the favorable lease of $1.4 million represents the difference between the market rate over the contract rate for similar leases, discounted to its present value.

•

Goodwill: Goodwill is calculated as the excess of the preliminary acquisition consideration over the estimated fair values of net assets acquired. Factors contributing to the amount of goodwill include the assumed Aerohive workforce, presence of distribution networks in the US and other non-US markets, and the expectation that the acquisition of Aerohive will create synergies which will provide future value.  Goodwill is not amortized but will be tested for impairment at least annually or whenever certain indicators of impairment are present.  In the future, if it is determined that goodwill is impaired, an impairment charge would be recorded at that time.

Pre-acquisition contingencies: The Company has not currently identified any pre-acquisition contingencies, not already reflected in the historical financial statements of Aerohive, where a liability is probable and the amount of the liability can be reasonably estimated. If information becomes available to management prior to the end of the measurement period (no longer than 12 months after the closing of the Acquisition), which would indicate that a liability is probable and the amount can be reasonably estimated, such items will be reflected in the acquisition accounting.

The preliminary determination of the fair value of the acquired net assets, assuming the Acquisition had closed on June 30, 2019, is as follows (in thousands):

Preliminary Allocation as of June 30, 2019
Cash and marketable securities	$93,950
Accounts receivables, net	11,915
Inventory	15,687
Other current assets	3,441
Property and equipment	2,300
Other long-term assets	569
Accounts payable	(14,061)
Accrued expenses	(8,513)
Deferred revenue	(70,523)
Warranty	(564)
Other liabilities	(622)
Debt	(20,000)
Net tangible assets acquired	13,579
Identifiable intangible assets	54,840
Goodwill	198,727
Total intangible assets acquired	253,567
Total net assets acquired	$267,146

 The final determination of the fair value of the identifiable net assets acquired will be based on Aerohive’s assets acquired and liabilities assumed as of the effective time of the Acquisition on August 9, 2019.  The purchase price allocation may change materially based on the receipt of more detailed information.  Therefore, the actual allocations will differ from the pro forma adjustments presented.

4. Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the Acquisition’s estimated consideration and to adjust amounts related to the tangible and intangible assets and liabilities of Aerohive to reflect the preliminary estimate of their fair values and the impact on the statement of operations as if Extreme and Aerohive had been combined during the periods presented.  The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

a.	To record the consideration exchanged for all of Aerohive’s outstanding common stock shares.
b.	To eliminate Aerohive’s existing equity accounts.
c.	To record the 2019 Credit Agreement entered into by Extreme to partially fund the acquisition of Aerohive.
d.	To eliminate Aerohive’s existing deferred taxes.
e.	To eliminate Aerohive’s capitalized deferred commissions.
f.	To eliminate the specific Aerohive net book value of fixed asset amounts and related depreciation expense.
g.	To eliminate Aerohive’s existing goodwill prior to the Acquisition.
h.	To eliminate an Aerohive equity investment.
i.

To remove Aerohive’s existing Accounting Standards Codification 842 Leases (“ASC 842”) right-of-use assets and corresponding lease liabilities as Extreme had not yet adopted this standard and to reinstate Aerohive’s deferred rent as if they had not adopted ASC 842.

j.	To reclass certain Aerohive balances to conform to current presentation with Extreme financial statements.

k.

To record estimated fair value of the Aerohive identifiable intangible assets acquired and associated amortization expense as if the Acquisition had occurred on the respective consummation dates as noted above.  The table below indicates the estimated fair value of each of the intangibles identified and the approximate useful life of each (in thousands, except years). For purposes of valuing the intangible assets, the income approach was primarily used. The relief from royalty method was used to value the trade names and cost replacement approach and income approach was used to value customer relationships.

		Useful Life
	Fair Value	(in years)
Developed Technology	40,000	4
Customer Relationships	11,400	7
Trade Names	1,600	1.5
Above market lease	1,440	4
Backlog	400	1
Total	$54,840
l.

To reflect the estimated fair value of the Aerohive’s existing inventory acquired and the resulting recognition of the step-up in fair value basis and subsequent to cost of product revenue as if the Acquisition had occurred on the respective consummation dates as noted above.

m.	To record the adjustment to the fair value of Aerohive’s existing deferred revenue to fulfill the remaining performance obligations and the periodic recognition of the deferred revenue.
n.

To record Extreme’s estimated transaction costs incurred after June 30, 2019 related to the Acquisition. These estimated transaction costs are included in accumulated deficit and accrued liabilities as of June 30, 2019, as the transaction costs are assumed to have been incurred prior to closing of the Acquisition on June 30, 2019.

o.	To record the compensation expense of existing Aerohive’s equity awards accelerated as a result of provisions of Aerohive’s executive employment agreements.
p.	To eliminate non-recurring acquisition costs for the Acquisition included in the historical combined statement of operations of Extreme and Aerohive for the twelve months ended June 30, 2019.
q.

To record additional interest expense of the 2019 Credit Agreement and reduction to interest income due to the reduction of existing cash to acquire Aerohive as if the Acquisition were entered into as of the assumed acquisition date of July 1, 2018.

r.	No additional shares were issued in connection with the Aerohive Acquisition.

5. Non-recurring Transaction Costs

Extreme and Aerohive have incurred and Extreme will continue to incur certain non-recurring transaction expenses.   Non-recurring transaction expenses were incurred after the year ended June 30, 2019. The unaudited pro forma condensed combined balance sheet as of June 30, 2019 includes an adjustment of $6.1 million to accrued liabilities for transaction expenses incurred by Extreme, including those Aerohive expenses paid by Extreme, subsequent to June 30, 2019 (see Note 4, Pro Forma Adjustments above).  These transaction expenses are not reflected in the unaudited pro forma condensed combined statement of operations for the year ended June 30, 2019, as they are not expected to have a continuing impact on operations.